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                                                                  Exhibit b(1)

                         OPENING OF A CREDIT IN FRANCS


BETWEEN THE UNDERSIGNED

1) CREDIT LYONNAIS, a Business Corporation with capital of FRF 9,389,925,000 and registered offices in Lyon (Rhone), 18 rue de la Republique, and main office in PARIS (2eme), 19 Bd des Italiens, registered with the Register of
Corporations and Companies of LYON, at No. 8 954 409 741, represented by Mrs. Claudie MARINI, Director of Champs Elysees Corporate Marketing Management Office
- Paris West


HEREINAFTER "CREDIT LYONNAIS"

                                                                ON THE ONE HAND


2) PUBLICIS S.A., a Business Corporation with a Board of Directors and Oversight Committee, with capital of FRF 201,528,125, and registered offices in PARIS 8eme at 133 avenue des Champs Elysees, registered with the Register of Corporations and Companies of PARIS at no. 8 542 080 601, represented by Mr. Jean-Paul MORIN, General Secretary, duly authorized by virtue of the powers conferred on him by the Board of Directors on April 7, 1997


HEREINAFTER "THE BORROWER"

                                                                    ON THE OTHER




THE FOLLOWING HAS BEEN AGREED AND STIPULATED:
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I - DEFINITIONS

The terms and words beginning with a capital letter shall, the purposes of these presents, the meaning resulting from the following definitions:

NOTIFICATION OF DRAWDOWN: designates an original notification in accordance with the model in Attachment No. 1 to the Contract.

CASE OF EARLY REPAYABILITY: designates any event or total default by the Borrower as set forth in Article XI of the Contract.

CONDITIONS PRECEDENT TO THE DRAWDOWNS: designates the conditions precedent to any Drawdown stipulated in Article 3.2 of the Contract.

CONTRACT: designates the present credit opening contract and its attachments, its introductory part and, where applicable, its addenda which are and which shall be an integral part thereof.

CREDIT: designates the opening of a FRF 100,000,000 (ONE HUNDRED MILLION FRENCH FRANCS), available in French francs which CREDIT LYONNAIS undertakes to make available to the Borrower pursuant to the terms and conditions of the Contract and the repayment of which shall occur in accordance with the provisions of
Article 2.3 of the Contract.

EFFECTIVE DATE:  designates the date of May 2, 1997.

BUSINESS DAY: designates any full day on which the interbanking market is operating and on which banks are open the entire day in PARIS.

DRAWDOWNS: designate the use of the Credit made by the Borrower in accordance with the provisions of Article III of the Contract.
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II - CHARACTERISTICS OF THE CREDIT

2.1  CREDIT AMOUNT

CREDIT LYONNAIS grants the Borrower, which accepts, in accordance with the following terms and conditions, an opening of credit in French francs, available through Drawdowns, of a maximum amount of FRF 100,000,000 (ONE HUNDRED MILLION FRENCH FRANCS).

This amount can be increased to FRF 200,000,000 (TWO HUNDRED MILLION FRENCH FRANCS) at the time of the first extension of the Credit, in accordance with
Article 2.3, below.

2.2  INTENDED PURPOSE OF THE CREDIT

The Credit is intended to finance the Borrower's investments and its cash flow needs.

2.3  TERM OF THE CREDIT

The Credit is granted reckoned from the Effective Date up to May 2, 1998 (the "Maturity Date") and may be extended thereafter for successive periods of one year, following mutual agreement between the parties.

In order to formalize its agreement regarding any extension, CREDIT LYONNAIS shall send Borrower, one month prior to expiration of the Maturity Date, a letter notifying it of its decision. It is now and henceforth stipulated that the first extension intended to extend the Maturity Date of May 2, 1998 to May 2, 1999 shall be accompanied by a statement of the credit amount of FRF 100,000,000 (ONE HUNDRED MILLION FRENCH FRANCS) to FRF 200,000,000 (TWO HUNDRED MILLION FRENCH FRANCS).
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In the absence of agreement between the parties, the Borrower shall proceed to repayment of the Credit on the Maturity Date.


III - TERMS AND CONDITIONS OF USE

3.1 Within the limits on the amount and term as defined hereinbefore, the Borrower shall use the Credit as it sees fit, by Drawdowns, to the extent and in accordance with its needs in the specific conditions set forth in the following.

The total amount of the Drawdowns may not exceed the Credit amount available. Deemed available shall be the amount equal to the difference between:

         - on the one hand, the maximum amount of the Credit on the dates and for the amounts stipulated in Article II, above,

         - on the other, the sum of the amount of the Drawdowns in French francs outstanding.


3.2   Moreover, all Drawdowns shall be subject to the following conditions:

         - that there be no default with respect to any of the commitments assumed by Borrower under the Contract, except where such default shall have been remedied within the time periods set forth in Article XI, Clause 2;

         - that no Case of Early Repayability, as defined in Article XI of the Contract, has occurred;

         - that the cumulative amount of the Drawdowns requested by the Borrower on the date of the Drawdown does not exceed the maximum amount of the Credit on the dates and for the amounts set forth in Article II, above;
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         - that the Borrower has sent to CREDIT LYONNAIS, within the time periods prescribed, a Notification of Drawdown.


3.3   DRAWDOWNS

Each of the Drawdowns shall be made for an amount at least equal to FRF 10,000,000 and above said amount by a full multiple of FRF 1,000,000.

The term of each of the Drawdowns shall be 1, 3 or 6 months, all other terms being excluded. Each Drawdown shall be made on a Business Day and be the subject of a Notification of Drawdown pursuant to the model shown in Attachment No. 1, duly signed by Borrower.

The Notification of Drawdown shall be sent to CREDIT LYONNAIS no later than two Business Days before the day on which the Borrower wishes to dispose of the funds. The Notification of Drawdown shall irrevocably bind the Borrower which shall be required to accept the depositing of the funds corresponding to said Drawdown, in accordance with the conditions shown on the corresponding Notification of Drawdown and with the terms and conditions of the Contract.


3.4 The transactions resulting from the operation of the Credit are excluded from all current accounts which the Borrower may have and may come to have with CREDIT LYONNAIS. The accounts maintained at CREDIT LYONNAIS for purposes of retracing the transactions performed thereon in execution of the Credit, shall consist of simple accounting instruments and shall not occasion the legal effects attaching to current accounts.
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IV - FEES

4.1   FEES

A usage fee of 6.25 basis points (0.0625%) per annum, calculated on the available amount of the credit as defined in Article III, based on a 360-day year, shall be charged quarterly at the end of each calendar quarter by CREDIT LYONNAIS to the Borrower's current account and for the first time on June 30, 1997.


4.2   DRAWDOWNS

         4.2.1 - INTEREST

The interest applicable to each of the Drawdowns shall be calculated based on the number of exact days referenced to a 365-day year. They shall be charged upon maturity, at the end of the period, on the date of maturity of each of the Drawdowns, at the rate determined below.

The rate applicable to each of the Drawdowns shall be equal to the PIBOR-FRANC
(TIOP) rate for the duration of said Drawdown, increased by 12.5 basis points (0.125%) per annum.

The TIOP of the term of the Drawdown designates the average rate, stated at an annual rate, published by TELERATE under the auspices of the Association Francaise des Banques (French Association of Banks, AFB) at which deposits, payable in French francs for the same period and the same amount as said Drawdown, are offered on the PARIS interbanking market at 11:00 a.m. of the business day preceding the Drawdown date.

The rate thus determined the day preceding the day of the Drawdown shall be fixed over the entire term of the latter.
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         4.2.2 - MARKET DISTURBANCE

In Paris, the spread, as displayed on the TELERATE screen, between the rate offered and the rate asked for the French francs over the TIOP quotation periods, is generally, for each reference bank, 1/8%.

There shall be market disturbance whenever the spread ascertained by CREDIT LYONNAIS as well as by two banks (which, the parties agree shall be the Banque Nationale de Paris and Banque de la Societe Generale) is, over the term of the Drawdown requested and the rate fixing day, at 10:00 a.m., more than quadruple the spread generally ascertained, that is, greater than 0.5%.

In the event of market disturbance, CREDIT LYONNAIS shall immediately notify the Borrower via all means.

CREDIT LYONNAIS and Borrower shall then negotiate, within the shortest period of time, in order to agree, based on a different fixing method, to an appropriate rate in function of the new situation.

Failing an agreement between the Borrower and CREDIT LYONNAIS, the rate then applicable to the Drawdown shall be equal to the average of the two highest rates of the eight rates taken into consideration for fixing of the TIOP for the term of the Drawdown, the business day preceding the Drawdown having been taken into consideration, increased by 12.5 basis points (0.125%) per annum.

         4.2.3  NON-PUBLICATION OF THE TIOP
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If the TIOP, as calculated and published by the AFB, should cease, for any reason whatsoever, to be published, CREDIT LYONNAIS shall immediately notify the Borrower via all means and the following provisions shall apply:

- in the event a rate replacing the TIOP is published under the auspices of the AFB, said rate shall be immediately applicable to the new Drawdowns, the interest rates being equal to this new rate increased by 12.5 basis points (0.125%) per annum.

- in the contrary case, CREDIT LYONNAIS and Borrower shall negotiate, within the shortest period of time, in order to agree, based on a different fixing method, to an appropriate rate. During this negotiation period, Borrower shall not be able to effect any new Drawdown and the total amount of the Drawdowns outstanding shall be repaid on the maturity date of each thereof.


V - AGGREGATE ACTUAL RATE

In order to comply with legal provisions governing interest rates, it is stipulated that only use of the Credit shall permit determination of the aggregate actual rate.

By way of example, the aggregate actual rate of the Credit applicable on April 18, 1997, for total use of the Credit, would amount to 3.59% per annum, taking into consideration a TIOP at 6 months of 3.46484%, the rate for the period being 1.795%, the duration of the period, 6 months.
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VI - UNFORESEEN OCCURRENCE OF NEW CIRCUMSTANCES

If, as the result of new legislative or regulatory provision or an EC directive or change in the structure of the banking system or for any other reason, a new tax or charge or a new assessment or fee be directly applicable to the present Contract or to repayments of the principal or interest or fee payments, or other amounts due by virtue of the performance of the Contract, or if the taxes, charges, assessments (with the exception of the tax on the bank's aggregate net revenue) or fees currently directly applicable to these repayments and payment were to be increased, the following provisions shall apply:

(1) CREDIT LYONNAIS shall notify Borrower of the unforeseen occurrence of this event via registered letter with return receipt and shall inform same of the additional cost which CREDIT LYONNAIS will incur as a result of this event, which additional cost shall be fully debited the Borrower.

(2) In the event Borrower should not agree to bear the entire amount of this cost, the Borrower shall inform CREDIT LYONNAIS via registered letter with return receipt within 8 calendar days, reckoned from Borrower's receipt of said notification.

(3) If in agreement regarding the foregoing changes at the end of said negotiation period, Borrower shall not be able to make further Drawdowns under this Contract and the total amount of the Drawdowns outstanding at the end of the negotiation period must be repaid in advance within a one month period.

In the event of early repayment of the Credit by virtue of the unforeseen occurrence of new circumstances, CREDIT LYONNAIS shall be paid an indemnification corresponding to the
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amount resulting from the difference between the rate applicable to each of the
Drawdowns repaid in advance and the reference rate in effect on this date on the amount of each of the Drawdowns repaid for the term of said Drawdown as yet unlapsed.

Reference rate shall be understood to mean the PIBOR Franc (TIOP) rate, for a term equivalent to the term of each of the Drawdowns still to lapse, rounded off, if necessary, to the next higher number of months; the rate shall be published by Telerate the business day preceding the day of early repayment of said Drawdown.


VII - EARLY WAIVER

The Borrower may, at any time, waive all or part of portion of the Credit not used, subject to one month's prior notice. All waivers shall be for an amount at least equal to FRF 10,000,000 (TEN MILLION FRENCH FRANCS) and above said amount by a full multiple of FRF 1,000,000. This waiver shall be irrevocable in nature and shall reduce definitively and proportionately the limit of CREDIT LYONNAIS obligations.


VIII -- EARLY REPAYMENT

The Borrower shall be entitled to make early repayment of one or more Drawdowns.

All early repayment of the Credit shall be for an amount at least equal to FRF 10,000,000.

Early repayments shall be the subject of a notification sent to CREDIT LYONNAIS ten business days in advance of such repayment via registered letter and shall give rise, where applicable, to the payment of an indemnification corresponding to the amount resulting from the difference between
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the rate applicable to each of the Drawdowns repaid in advance and the reference rate in effect the date governing the amount of each of the Drawdowns repaid for the term of said Drawdown as yet unlapsed.

The reference rate shall be understood to be the rate defined in Article VI, subparagraph 3.


IX  -    REPRESENTATIONS

The Borrower represents and warrants to CREDIT LYONNAIS that, as of the date of signature of these presents, that:

(1) it is a corporation organized in accordance with the law, enjoying the incorporation possessing full legal capacity to conclude the Contract and to execute and comply with its terms and conditions.

(2) that the signing and execution of the Contract have been legally authorized, if necessary, by its corporate bodies and require no authorization from any competent authority not already obtained.

(3) that the signing of the Contract and execution of the obligations resulting thereinunder do not contravene either its articles of incorporation or any commitment to which it may be bound nor does such signing and execution violate in any manner whatsoever the laws or regulations which are applicable to it.

(4) no suit, action, case or administrative proceedings are pending or, to its knowledge, are not about to be brought or filed, to prevent or prohibit the signing or the execution of the Contract.
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(5) that no event capable of seriously affecting the extent or worth of its assets or of appreciably increasing the volume of its commitments has occurred since the close of its last financial year and that as of this date nothing exists which could constitute a case of early repayment, as defined in Article XI.

(6) that the financial documents submitted to CREDIT LYONNAIS were compiled in accordance with generally accepted accounting principles, are proper, in order and genuine and give a faithful image of its net worth financial assets and its profits and losses.


X - BORROWER'S OBLIGATIONS

For such time as the Borrower shall be deemed a debtor by virtue of the Contract, the Borrower undertakes:

a) to send CREDIT LYONNAIS, following their approval by the competent corporate bodies, on the dates and within the time periods prescribed by law and the articles of incorporation, certified true copies of its annual financial sheets, final accounts and attached documents, of the Auditors' General Report. After each ordinary or extraordinary meeting, CREDIT LYONNAIS shall obtain, upon written request by it, the minutes of said meeting once said minutes have been prepared;

b) to inform, with due diligence, CREDIT LYONNAIS by providing it with all substantiating documentation necessary, of all changes to its articles of incorporation except those exclusively necessitated in order to comply with changes to laws governing business corporations, and of all
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facts capable of seriously affecting the extent or worth of its assets or of appreciably increasing the volume of its commitments;

c) to apply for all authorizations of the competent authorities which may possibly be required after Contract signing for execution by the Borrower of its obligations pursuant to the terms and conditions thereof;

d) to notify, with due diligence, the unforeseen occurrence of any event constituting a case of early repayability, as defined in Article XI of the Contract, and to describe the facts relating to this event;

e) to comply, within the framework of its activities, with all legal and regulatory provisions in effect;

f) to authorize, as security for any loan debt, present or future, or as security for all guarantees of said debt, no real security of any nature whatsoever without causing CREDIT LYONNAIS to benefit therefrom pari passu, with the exception of securities authorized to allow financing the acquisition of all capital assets to the extent the security authorized relates exclusively to the assets in question and guarantees only the payment or the financing of this asset.

CREDIT LYONNAIS shall be able to authorize the Borrower to waive this clause if it deems that its debt is not compromised or if, where applicable, the Borrower offers it an equivalent security.


XI - EARLY REPAYABILITY

In the event of court-ordered liquidation or the Borrower's ceasing to do business, all the amounts deposited in the execution of the Credit, as well as all interest, fees and ancillary and
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related charges, shall be legally repayable in advance and the Borrower shall not be able to make any other Drawdown.

The same shall apply in the event of total cessation of business activities within the scope of joint proceedings.

Moreover, the above-indicated amounts shall, at CREDIT LYONNAIS' discretion, become legally repayable in advance and the Borrower shall not be able to make any other Drawdown in any of the following cases:

1) In the event of non-payment, at its maturity, of any sum whatsoever which has become repayable under the Contract if such case has not been remedied within a time period of ten calendar days following receipt of formal notice sent by CREDIT LYONNAIS via registered letter with return receipt.

2) Non-performance, for any reason whatsoever, by the Borrower of any one of its obligations referred to in Article X of the Contract and if such default has not been remedied within a time period of ten calendar days following receipt of said notification, via registered letter with return receipt, to Borrower by CREDIT LYONNAIS, requesting such remedy.

3) In the event of inaccuracies, except for those resulting from a simple material error or those not of a nature to substantially distort the evaluation of an important aspect of the Borrower's situation, default on any of the representations made pursuant to Article IX of the Contract, unless the inaccuracies, capable of resulting from a situation not in conformity with the representations, have ceased to exist.
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4) In the event the Borrower undertakes any transaction relating to merger, absorption, splitting or partial contribution of assets necessarily having an unfavorable effect on its financial situation and jeopardizing its ability to meet its financial obligations under the present Contract.

5) Failure by the Borrower to pay any debt in an amount exceeding or equal to FRF20 million within a period of 10 days, reckoned from receipt by Borrower of formal notice sent by the creditor, unless the Borrower has challenged in good faith the repayability of this debt and has requested the court for a ruling on this challenge.

If any of these hypothetical situations should materialize, CREDIT LYONNAIS shall be able to demand the payment of all amounts owed it and this eight calendar days following remittance of a simple notification sent, via registered mail with return receipt to the Borrower, to the domicile elected hereinafter. This letter shall indicate that CREDIT LYONNAIS intends to exercise the right pursuant to this Article.

CREDIT LYONNAIS shall not be required to satisfy any other formality nor to have the expiration of the deadline announced by the court.



Payments or settlements subsequent to this notice shall not be an impediment to such repayability.




XII - INTEREST IN ARREARS

All sums not repaid at their normal maturity date shall bear legal interest with the limits authorized by Law, from the day of the maturity date and up to its complete repayment, at the Weighted
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Average Rate of day-to-day transactions between banks, published by the Bank of
France, the next business day, increased by 200 basis points (2%) per annum. The same shall apply for all expenses and expenditures advanced by CREDIT LYONNAIS in connection with the Credit for any reasons whatsoever. This provision shall not prejudice repayability without advance notification and, consequently, shall not be deemed to constitute a deferred payment agreement. Interest shall be capitalized, if they are owed, over an entire year, as provided for by Article 1154 of the Civil Code.


XIII - TAXES AND CHARGES

All fees, taxes, charges, present and future, of any nature whatsoever and, generally, all costs legally justified and related to the Contract or which may be the result or the consequence thereof shall be payable by the Borrower and, consequently, paid by it and reimbursed by it to CREDIT LYONNAIS in the event of their advance by the latter and shall be definitively borne by the Borrower.


XIV - PAYMENT

14.1 All payments in principal, interest, fees and ancillary charges for CREDIT LYONNAIS' benefit shall be made by the Borrower, with good value date, to CREDIT LYONNAIS - DIRECTION DE MARCHE ENTREPRISES PARIS OUEST - 55 avenue des Champs Elysees -75008 PARIS.

To this effect, Borrower irrevocably authorizes CREDIT LYONNAIS to debit current account No. 572 / 2,180 E, opened in its name in the ledgers of the Corporate Marketing Management -
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PARIS WEST of CREDIT LYONNAIS, 55 avenue des Champs Elysees -75008, of all sums owed and payable by virtue of the Contract and undertakes, to this effect, to provide sufficient cover, in advance and available, for this account.

14.2 Borrower is expressly prohibited from off-setting or allowing an off-set to be made between any sum payable by it under the Contract and any claim it might otherwise have vis-a-vis CREDIT LYONNAIS.

Borrower is likewise prohibited from making a payment by subjecting it to any condition or reservation to assert any demurrer or counterclaim whatsoever foreign to the Contract.

14.3 All payments shall be made on a Business Day. In the case where the repayability date of any sum whatsoever due by virtue of the Contract should not fall on a Business Day, the corresponding payment shall be carried over to the following Business Day. Consideration shall be made for adjustments in the calculations of interest and fees.


XV -    ABSENCE OF WAIVER

No delay nor omission on the part of CREDIT LYONNAIS in the exercise of any one of its rights pursuant to the terms of the Contract shall affect said right or be deemed as implying, on its part, a waiver to avail itself of this right. The rights and recourses stipulated in these presents are cumulative and non-exclusionary of any other right or recourse CREDIT LYONNAIS might otherwise have.
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XVI - APPLICABLE LAW - DOMICILE - CORRESPONDENCE

16.1 All correspondence relating to this agreement shall be sent:

                  - by the Borrower: at its corporate headquarters, 133 avenue des Champs Elysees, Paris 8eme.

                  - by CREDIT LYONNAIS, at its Corporate Marketing Management Office - PARIS WEST, 55 avenue des Champs Elysees - Paris 8eme.

16.2 Borrower states that the Notifications of Drawdown signed and transmitted via telecopier, including those sent by encoded telex, shall be just as binding on it as an original signature, the Borrower releasing CREDIT LYONNAIS from all liability which might result from the consequences of erroneous, abusive or fraudulent use of these transmission media by Borrower.



16.3 The present Contract is subject to French law.

In the event of disputes, the Commercial Court of Paris shall have exclusive jurisdiction.

                                  Executed in Paris, 4/30/97

                                  In two copies



           //signature//                           //signature//

          CREDIT LYONNAIS                          THE BORROWER
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                                     ANNEX 1


                       NOTICE OF DRAWDOWN IN FRENCH FRANCS



TO:    CREDIT LYONNAIS/UB Commitments CHAMPS ELYSEES
       11, rue d'Argenson
       75008 PARIS
       To the attention of Ms. SICOT/Fax No. 01.49.24.54.99


DATE:


COMPANY:


RE.:  Credit Line Agreement for -------- French francs dated --/--/--

This Drawdown Notice is being sent to you in accordance with the provisions of
Article III of the abovecaptioned Agreement.

You are hereby notified that, in accordance with the provisions of Article III of the abovecaptioned Agreement, we wish to draw down the amount listed below as follows:

AMOUNT DRAWN DOWN: ------------------- French francs
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DATE OF THE DRAWDOWN: --/--/--

DURATION OF THE DRAWDOWN:

Please credit the amount drawn down to account  No. ---------- at your Bank.

We hereby repeat the representations made in Article IX of the abovecaptioned Agreement and we confirm that none of the conditions for early repayment have occurred.

                                          Signed

                                          [signature]